Exhibit 99.1

BLOCKBUSTER INC. ANNOUNCES PRICING OF

CUMULATIVE CONVERTIBLE

PERPETUAL PREFERRED STOCK

DALLAS—Nov. 8, 2005—Blockbuster Inc. (NYSE: BBI, BBI.B) today announced that it priced a private placement of 7½% Series A cumulative convertible perpetual preferred stock (the “Shares”) to Qualified Institutional Buyers pursuant to rule 144A under the Securities Act of 1933. The expected gross proceeds will be $150 million, and the initial purchasers will have an option to purchase and sell an additional $22.5 million of Shares if the over-allotment option in connection with the offering is exercised in full. Blockbuster intends to use the net proceeds from the offering to repay a portion of its borrowings under its revolving credit facility and for general corporate purposes. Affiliates of Carl C. Icahn, a director and an affiliate of Blockbuster, have committed to purchase from the initial purchasers, on the same terms and conditions, $38 million of the Shares.

Blockbuster will issue 150,000 Shares at a price of $1,000 per Share. Each Share is convertible at the option of the holder at a conversion price of $5.15 per Share, subject to adjustment, which represents an initial conversion rate of approximately 194.1748 shares of Blockbuster’s class A common stock, representing a conversion premium of approximately 22½% over Blockbuster’s class A common stock closing price on November 8, 2005 of $4.20 per share. Dividends of 7½% per year are payable quarterly. Dividends may be payable in cash or, if certain conditions are met, shares of class A common stock or a combination of cash and class A common stock, at Blockbuster’s option.

The offering is scheduled to close simultaneously with the effectiveness of the third amendment to Blockbuster’s credit facility, which is expected to occur on Tuesday, November 15, 2005.

Neither the Shares nor the underlying shares of common stock have been registered under the Securities Act of 1933, as amended, or any state securities laws, and will not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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Contact:	Press Karen Raskopf Senior Vice President, Corporate Communications (214) 854-3190 or Randy Hargrove Sr. Director, Corporate Communications (214) 854-3190

Analysts/Investors Mary Bell Senior Vice President, Investor Relations (214) 854-3863 or Angelika Torres Director, Investor Relations (214) 854-4279